UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Wendy’s International, Inc.

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February 29, 2008

To Wendy’s Shareholders:

I am pleased to report that Wendy’s® Board of Directors recently approved a quarterly dividend of 12.5 cents per share, payable Feb. 29, 2008 to shareholders of record as of Feb. 14, 2008. The payment represents the Company’s 120th consecutive quarterly dividend.

As your CEO and President, I am committed to maximizing shareholder value and improving the performance of our Company. In 2007, we delivered strong financial performance with significantly improved earnings and company restaurant operating margin growth in the face of fierce competition and an incredibly challenging environment, with rising commodity costs and the uncertainty arising from the continuing review of our strategic alternatives.

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations for 2007 was $270.9 million, an increase of 65% from $164.0 million in 2006. Excluding expenses related to the Board’s Special Committee and restructuring charges, our guidance for 2007 was a range of $295-$315 million for the year, and we achieved that objective. Adjusted EBITDA from continuing operations (excluding expenses related to the Special Committee and restructuring charges) was $305.4 million, up 38% over the previous year. In addition, we delivered all-time high average annual net sales per U.S. company-operated restaurant of $1.42 million and positive annual same-store sales. We also controlled costs effectively throughout our business.

U.S. company-operated restaurant EBITDA margins improved 210 basis points to 11.0% in 2007, reflecting slightly positive sales, improved menu management (menu price increases, new products and favorable shifts in product mix) and labor efficiencies in our restaurants. The improvement was achieved despite higher commodity costs which negatively impacted margins by 90 basis points.

We drove strong performance by executing our “Recipe for Success” strategic plan, which was launched in October 2006 to focus on initiatives to revitalize the brand. There’s no question that the foundation of our business is stronger today thanks to the performance of our restaurant crews, managers, franchisees, and field and corporate employees.

Even though our turnaround is underway, we must accelerate the improvement of our business results and store economics. We have much more to accomplish and I am committed to build Wendy’s brand and further increase shareholder value in 2008 and beyond.

We’re Focused on Sales Growth in Phase 2 of our Strategic Plan.

Wendy’s leadership team recently launched the next phase of our strategic plan called “Doing What’s Right for our Customers”. Our vision for Wendy’s is customer-focused, innovative, successful and more profitable in every restaurant.

A key element of our strategic plan is growing our share of the premium hamburger market. We will reach consumers with distinctive national advertising, by leveraging the success of the Baconator™ and other indulgent sandwiches, and by emphasizing our unique competitive advantage of “fresh, never frozen” beef.

We are prioritizing resources to introduce a more effective Total Value strategy to capture a growing share of the important 18-34 year-old customer base. We recently added to our menu the new 99 cents Stack Attack™ double cheeseburger to appeal to the younger price-sensitive consumer.

We plan to expand premium beverages such as our Frosty™ brand and coffee; re-energize Wendy’s late night business; capture afternoon and evening snack opportunities with new products; and leverage the Wendy’s brand and optimize our facilities by offering a new day-part to customers who want a better, high-quality breakfast. We are in the early stages of our breakfast program, with a focus on a small number of existing U.S. markets. All together, we currently serve breakfast in more than 1,000 company and franchise restaurants across the Wendy’s system.

We’re “Waaaay Better” Than Fast Food!™ We’re Wendy’s.

We are committed to “Doing What’s Right for our Customers” with new products, cleaner restaurants, friendlier service, more accurate orders and more effective advertising. We recently launched our “Waaaay Better” advertising campaign and the hero of our new advertising is our quality food.

Our new advertising leverages Wendy’s red-hair iconography, but does so in a way that is more genuine and true to our brand. Each television spot opens and closes with an animated version of our familiar logo—the enduring image of Wendy, a red-headed little girl. Our Wendy icon stands for honest quality. It’s one of the most powerful, under-used assets in the consumer world today. The campaign will include television, radio, internet, restaurant merchandising materials and more.

Do The Right Thing.

In the midst of all that has transpired in the past year, our employees and franchisees have stayed true to the values of Wendy’s Founder Dave Thomas, and have worked together to give back to the communities where we do business. This is important in today’s world where having a unique culture is so special. Dave Thomas lived his life helping others. He often reminded us, by his words and deeds, of the importance of giving back. As Dave said, “I believe everyone has an obligation to put back into life more than they take out.”

In that spirit, many of our employees and franchisees, as well as supporters of Wendy’s, continue to reach out with their hearts and wallets to help others, and to support the Dave Thomas Foundation for Adoption® (DTFA)—our signature charity. Thousands of children in foster care, who are anxiously waiting for permanent, loving homes, are the beneficiaries of this generosity and compassion (see the DTFA website at www.davethomasfoundationforadoption.org).

We are excited about Wendy’s next promotion that supports adoption—our Father’s Day Frosty Weekend, which will be held June 14 and 15. For every Frosty product purchased that weekend, Wendy’s will donate a minimum of 50 cents to the DTFA. Simply by enjoying a Frosty, our customers can make a direct impact in their communities and positively impact the lives of children and teenagers in need.

Wendy’s is Poised for Growth.

We have a powerful brand, and my objective for this year is to re-ignite sales and profit growth and drive quality and innovation in the four cornerstones of our business—restaurant operations, marketing, people and facilities.

I look forward to communicating with you throughout the year and am eager to continue adding value for our shareholders. I encourage you to visit www.wendys-invest.com for the most current information and updates about our Company, and for a preview of our new “Waaaay Better” advertising.

Sincerely,

Kerrii B. Anderson

Chief Executive Officer and President

EBITDA and Adjusted EBITDA Reconciliations

The following is a reconciliation of 2007 estimated operating income to 2007 estimated EBITDA used to arrive at the Company’s revised 2007 earnings outlook previously announced: As previously announced, the following estimated amounts exclude expenses related to the Special Committee activities and any potential restructuring charges.		The following are reconciliations for full-year 2007 and 2006 reported operating income to full-year EBITDA from continuing operations and adjusted EBITDA:

			2007 Year	2006 Year
		Reported operating income	$157.0 million	$ 40.3 million

2007 estimated operating income	$ 186 million to $206 million	Depreciation and amortization	$113.9 million	$123.7 million

2007 estimated depreciation and amortization	$ 109 million	EBITDA from continuing ops	$270.9 million	$164.0 million
		Restructuring charges	$ 9.8 million	$ 38.9 million

2007 estimated adjusted EBITDA from continuing ops	$ 295 million to $315 million	Special Committee expenses Incremental advertising expense	$ 24.7 million	$ 25.0 million
		Joint venture impact		$ (7.2) million

		Adjusted EBITDA from continuing ops	$305.4 million	$220.7 million

Important Information: While Wendy’s does not believe that this communication constitutes solicitation material in respect of its solicitation of proxies in connection with its 2008 Annual Shareholders Meeting, this communication may be deemed to be solicitation material. Wendy’s plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement in connection with its 2008 Annual Meeting and advises its security holders to read the Proxy Statement when it becomes available because it will contain important information. Security holders may obtain free copies of the Proxy Statement and other relevant documents (when available) that Wendy’s files with the SEC at the SEC’s website at http://www.sec.gov. The Proxy Statement and these other documents may also be obtained free from Wendy’s by directing a request to its Investor Relations Department.

Wendy’s and its directors and named executive officers may be deemed to be participants in the solicitation of proxies from Wendy’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of these individuals in Wendy’s most recent Annual Report on Form 10-K, and in its proxy statement filed with the SEC on March 12, 2007. To the extent holdings of Wendy’s securities have changed since the amounts printed in such proxy statement, such changes have been reflected in Forms 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.